Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2014 with respect to the financial statements of The Alaska Wireless Network, LLC, included in the Annual Report of Alaska Communications Systems Group, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of the said report in the Registration Statements of Alaska Communications Systems Group, Inc. on Forms S-8 (File No. 333-181660 and File No. 333-175179).

/s/ GRANT THORNTON LLP

Seattle, Washington

March 26, 2014